Securities and Exchange Commission Registration No: 333-114564
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                       SECURITIES AND EXCHANGE COMMISSION
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                             Washington, D.C. 20549

                                   Form SB - 2
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                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 FIRST AMENDMENT

                              UNITECH ENERGY CORP.
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             (Exact name of registrant as specified in its charter)


        Nevada                            1311                      86-1024733
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(State or other jurisdiction of   (Primary Standard Industrial    (IRS Employer
incorporation or organization)   Classification Code Number) identification No.)


                         Suite 1250, 520 5th Avenue S.W.
                                Calgary, Alberta
                                     T2P 3R7
                                 (403) 206-2437
    -----------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                              668 North 44th Street
                                   Suite #233
                             Phoenix, Arizona 85008
                               Ph: (602) 267-3855
                               Fax: (602) 267-7400
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(Name, address,  including zip code, and telephone number,  including area code, of agent for service

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

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    Title of each                  Proposed       Proposed
       Class of                     Maximum        Maximum           Amount of
    Securities to  Amount to be   Offering Price  Aggregate        Registration
    be Registered   Registered    per Share (1)   Offering Price       Fee
--------------------------------------------------------------------------------
                    23,131,007       $0.70        $16,191,704.90     $2051.48
Common Stock
--------------------------------------------------------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                              UNITECH ENERGY CORP.
                         Suite 1250, 520 5th Avenue S.W.
                                Calgary, Alberta
                                     T2P 3R7
                                 (403) 206-2437

   23,131,007 shares of common stock of Unitech Energy Corp. ($0.70 per share)

This is an offering of 23,131,007 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.70 per share for a total of $16,191,704.90. The price of $0.70 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. See "Risk Factors," which begins on page 8.

Neither the SEC nor any state securities commission has approved or disapproved these securities, passed upon the adequacy or accuracy of this prospectus, or made any recommendation that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell or our solicitation of your offer to buy these securities in any jurisdiction where such would not be legal.

                  The date of this prospectus is June 30, 2004.

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors................................  6

    Prospectus Summary.......................................................  6
    The Offering.............................................................  7
    Summary of Financial Information ........................................  7
    Risk Factors.............................................................  8
    Forward-Looking Statements............................................... 11
    Use of Proceeds.......................................................... 12
    Determination of Offering Price.......................................... 12
    Dilution................................................................. 12
    Selling Security Holders................................................. 12
    Plan of Distribution..................................................... 15
    Legal Proceedings........................................................ 16
    Directors, Executive Officers, Promoters and Control Persons............. 15
    Security Ownership of Certain Beneficial Owners and Management........... 18
    Description of Securities................................................ 18
    Interests of Named Experts and Counsel................................... 19
    Description of Business.................................................. 19
    Management's Discussion and Analysis or Plan of Operation................ 29
    Description of Property.................................................. 34
    Certain Relationships and Related Transactions........................... 34
    Market for Common Equity and Related Shareholder Matters................. 35
    Dividend Policy.......................................................... 25
    Executive Compensation................................................... 25
    Shares Eligible for Future Sale.......................................... 36
    Legal Matters............................................................ 36
    Securities Act Indemnification Disclosure................................ 36
    Experts.................................................................. 37
    Transfer Agent........................................................... 37
    Changes in and Disagreements with Accountants on Accounting and Financial Disclosures ............................................. 37

PART II - Financial Statements............................................... F1

PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

    Indemnification of directors and officers ............................... 44
    Rrecent sales of unregistered securities ................................ 45
    Exhibits ................................................................ 46
    Undertakings ............................................................ 46
    Signatures .............................................................. 47

                                     PART I

                      SUMMARY INFORMATION AND RISK FACTORS.

                               PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we", "our", "us" or "Unitech" refer to Unitech Energy Corp., a corporation originally formed under the laws of the State of Nevada on July 16, 1998 as Power Professionals, Inc..

     Unitech Energy Corp., a Nevada corporation, is a development stage company which has acquired 100% of the common stock of Unitech Energy Corporation, an Alberta corporation("UCAN"). UCAN has developed a proprietary oil and gas well log database and search engine, "LeadScan", with the intention of using LeadScan to locate and produce oil and/or gas from the Western Canadian Sedimentary Basin. Leadscan uses computers to look at thousands of well logs in a fraction of the time it would take a geologist to do the same job manually. This ability is designed to accelerate the location of oil and/or gas and may provide a competitive advantage to UCAN. UCAN intends to trade this potential competitive advantage for preferential interests in oil and/or gas prospects found by using LeadScan.

     UCAN owns the LeadScan system, including the search software and digital well log database. UCAN owns 80.95% of the common stock of LogSearch, Inc., a Nevada corporation and LogSearch, Inc. owns the rights to market the LeadScan search engine in the United States. LogSearch, Inc. does not have marketing rights for our proprietary well log database as our well log data is for Canada only and has no application in the United States. UCAN owns the entire LeadScan system and plans to use it to directly participate in oil and/or gas exploration and production in Canada. UCAN plans to sell software through partially or wholly-owned subsidiaries or arms-length third parties.

     UCAN plans to generate revenues from two sources:

1.       Revenues from software license sales; and
2.       revenues from production of oil and/or gas.

Our principal business address is Suite 1250, 520-5th. Avenue. SW, Calgary, Alberta, T2P 3R7. Our telephone number is (403) 461-8425. Our fax number is
(403) 206-2439. Our website is www.leadscan.ca.



                                  THE OFFERING
                                  ------------

THE OFFERING

  Securities Offered:     Up to  23,131,007  shares of common  stock.  The  securities being offered are those of the existing shareholders only.


  Price  per  share:      $0.70 as determined by the selling  shareholders.  The price of $0.70 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and  thereafter  at  prevailing  market  prices or privately
                          negotiated   prices.   Securities  Issued  And  Outstanding:


                                       6

THE OFFERING - continued

                          23,242,857 shares of common stock, $0.001 par value.


 Use of Proceeds:         We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Plan of  Distribution:    We are unaware of the nature and timing of any future  sales of our common stock by existing security shareholders.

Registration Costs:       We  estimate  our total  offering  registration  costs to be
                          $26,458.50.



SUMMARY OF FINANCIAL INFORMATION

The following summary financial information for the periods stated summarizes certain information from our consolidated financial statements included elsewhere in this prospectus. The 2004 acquisition by Unitech (Nevada) of Unitech (Canada) will be treated as a reverse merger, under which the legal acquiree (Unitech - Canada) will be treated for accounting purposes as the acquirer. Accordingly, historical financial information presented after the acquisition will be that of Unitech (Canada). You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.



                              Six Month Period Ended     Year Ended      Year Ended
   Income Statement                April 30, 2004     October 31,2003   October 31,2002
----------------------------------------------------------------------------------------
Revenues                               $  27,544       $   71,022       $    11,472
Net Income (Loss)                      $ (96,339)      $   57,054       $  (145,751)
Net Income (Loss per Share)            $   (0.00)      $     0.01             (0.03)


 Balance Sheet
Total Assets                           $ 440,333       $  147,705        $   49,498
Total Current Liabilities              $   4,376       $   14,656        $   22,041
Shareholders' Equity (Defecit)         $ 376,957       $  133,049        $   27,457




                                  RISK FACTORS

The potential market for our services may not develop as we expect and/or we may not be able to achieve the level of revenues we require in order reach profitability or to even continue to operate.

Assuming little or no revenues, we may not be able to continue in operation once we have expended our current cash reserves. The proposed plan for growth relies on management's ability to structure participation agreements with oil and gas operators whereby we receive revenues from the production of oil and/or gas at special rates and/or management's ability to structure software marketing agreements that will generate revenues from the licensing of the UCAN software. Typical joint ventures in the oil and gas business provide for a company that performs the prospect generation to receive 50% of the production from the prospect without putting up any drilling funds. Financial partners commonly accept 50% of the production in return for providing 100% of the drilling funds. This is commonly known as a "2 for 1" or a "100-for-50" deal. What we hope to achieve is to be able to trade the use of our LeadScan system for part of the prospect generator participation, thereby gaining revenues without having to provide drilling funds. We cannot accurately predict the acceptance of our proposed plan in the marketplace, or the time frame in which any revenues will be achieved. We have informally researched the market to get an indication of its potential, but the possible results of how we may be able to participate are unpredictable at this time.

A decrease in current demand for oil and gas would negatively affect our profitability.

The current strength in the oil and gas business could decrease resulting in a substantial decrease in demand for our service. This could result in Unitech remaining unprofitable, which, in turn, could ultimately result in termination of our activities.

We may find it difficult to compete with established oil and gas operating companies for opportunities which would adversely affect our revenues.

Due to the participation business approach, we compete with all oil and gas operating companies in an effort to participate in oil and gas opportunities. It is reasonable to expect that most, if not all, of these competitors may be better capitalized and have established relationships in the oil and gas business that we do not have. As a result it may be very difficult, or even impossible, for us to compete and make a profit with our proposed business. (See "Competition").

Our failure to carry liability insurance could result in losses to us in the event of litigation.

We presently have no liability insurance coverage and we do not anticipate acquiring any in the future. If we are involved in any litigation resulting from our activities, it is possible that we could be forced to expend substantial sums on legal fees even if there is no basis for naming Unitech as a defendant. Further, we could be subject to an award for damages in the event we are found liable in any such litigation. Even if we ultimately win in any such litigation, there can be no assurance that any decision will not result in consequent loss to us and, therefore, to our investors and shareholders.

We may not be able to meet funding obligations with respect to an opportunity which could result in a loss of potential revenues.

We plan to "trade" our services for preferential rights to participate in the exploitation and production of oil and gas prospects. With these rights may come funding obligations that we may be unable to meet, resulting in a loss of opportunity. While we may mitigate this risk by passing on those preferential rights to third parties in return for cash and/or carried interests, there is no guarantee that this can be done, and it may be that it cannot be done at all.

Our failure to develop profitable operations outside of Canada may limit our opportunities to generate revenue.

We initially plan to develop opportunities outside of Canada after the Canadian operations are fully operational. While management does plan to investigate the potential of technology revenue-sharing agreements outside of Canada, there is no guarantee that this can or will occur or that if they do occur, they will generate revenues or profits.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities that may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Management Factors

Lack of management experience in the proposed business of Unitech may result in unsatisfactory performance or complete failure of our company.

Because our management has limited direct experience in the type of business within which we are planning to operate, investor funds may be at high risk of loss due to this inexperience of the officers and directors who will be making business decisions. This lack of experience may result in their inability to run a successful business. There is no assurance that Unitech will ever produce earnings.

Loss of current management could result in the cessation of our business activities.

The current management is the only personnel available to develop and implement our proposed business, and it is possible that we would not have sufficient capital to hire personnel to continue this work should management for any reason cease or be unable to continue to work. Without personnel to replace officers, directors and management, we could not continue to operate. The present management acquired its controlling interest in Unitech on February 10, 2004 by virtue of management's controlling interest in UCAN (See "Certain Transactions.")

Our officers and directors control our operations and matters requiring shareholder approval and therefore have the ability to significantly influence all matters requiring shareholder approval.

The officers, directors and major shareholders will own 59.7% of our common stock and will be in a position to continue to control our company. Such close control presents a material risk to the investor because our entire operation is dependent on a very few people who could lose their ability, or interest in pursuing our business objectives.

Technical Factors

Unitech's underlying software and databases may prove to have no value which could result in a failure of our company.

Our primary asset is our "LeadScan Well Log Search Engine" which includes the LedScan software and proprietary digital well log database. This system was expensed as it was created and, due to accounting rules, is not recorded on the Unitech or UCAN balance sheet as an asset. Based upon management's previous experience in database formation and sales, we believe that this asset has significant value, but there is no assurance that any value at all may be recovered in the future.

Unitech is relying on a non-standard business model that is not proven to be acceptable within the oil and gas industry and as a result we may never achieve profitability.

While typical oil and gas service providers charge set fees to their customers, we are initially pursuing a "prospect participation" model whereby we provide our services for low/no up-front cost in return for being allowed to directly participate in prospects generated via our technology. This approach may prove to be unacceptable and we may never achieve profitability as a result. Additionally, this approach could require substantial amounts of capital, which capital may be either not available, or available upon unacceptable terms.

Financial Factors

Our business may not generate sufficient revenues and profits to cover expected expenditures in the foreseeable future. Additional funds may be needed and may not be available under reasonable terms.

As of the date of this prospectus, we have generated only minimal revenues from our proposed business, and profits are not expected in the foreseeable future. Without additional capital, either from profits generated through our business, or from new equity invested in our company, the survival of Unitech may be at risk. The unaudited balance sheet for the period ended January 31, 2004 shows a stockholder's equity of $103,469 and working capital of approximately $55,226. We estimate that we have sufficient funds for supporting approximately eighteen
(18) months of current operations. If we are not able to generate profits from the operations of our business, we may need to raise additional capital. There is no assurance that we will be able to raise sufficient capital to meet our continuing needs, under terms we would consider to be acceptable. If we are unable to obtain additional financing as may be required in the future, we may not be able to implement our business and growth strategies, respond to changing business or economic conditions, withstand adverse operating results, consummate possible acquisitions or compete effectively in our marketplace. There can be absolutely no assurance that we will be successful in achieving sustained profitability or any of our financial objectives.

We have no present intention to pay dividends to our shareholders in the foreseeable future.

Since we do not anticipate that we will pay dividends in the foreseeable future, the investor will only profit by the increase in value of our common shares. Our profits, if any, during the next several years will necessarily be used to develop and possibly expand the business.

There can be no assurance that our common stock will ever be publicly traded or appreciate significantly in value and investors may not be able to find purchasers for their shares of our common stock.

Even after the distribution of the shares is completed, there is no assurance a market in our shares will develop. If a market does develop for our common stock, at best, it may only qualify for trading on the OTC Bulletin Board operated by the NASD, which may result in a lack of liquidity for our shares.

Shareholders could experience substantial dilution if we issue additional shares of our capital stock.

While there are no immediate plans to issue additional securities, we contemplate issuing additional securities in the future to provide the capital for participation obligations. The issued securities could be highly dilutive to our existing shareholders.

Penny stock regulations may have the effect of reducing the trading activity in the secondary market for our stock that becomes subject to those penny stock rules.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

                           FORWARD-LOOKING STATEMENTS
                           --------------------------
You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

                                 USE OF PROCEEDS
                                -----------------
We will not receive the proceeds from the sale of any of the 23,131,007 shares offered by the selling shareholders. We will, however, pay the costs of registering those shares.

                         DETERMINATION OF OFFERING PRICE
                        ---------------------------------
The shareholders set the offering price of the common stock at $0.70 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.70 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                    DILUTION
                                   ----------
Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering.

                            SELLING SECURITY HOLDERS
                           --------------------------
The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of April 20, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The  following  table  provides as of June 30, 2004,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

          1.   The number of shares owned by each prior to this offering;
          2.   The total number of shares that are to be offered for each;
          3. The total number of shares that will be owned by each upon completion of the offering;
          4.   The percentage owned by each; and
          5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 23,242,857 shares outstanding on June 30, 2004.

--------------------------------------------------------------------------------
Selling Shareholders       Shares of        Shares of   Shares of   Percentage
                           Common Stock      Common     Common       of Common
                           Owned Prior    Stock to be     Stock     Stock Owned
                           to Offering    Offered for     Owned      Before the
                                            Sale         After the    Offering
                                                        Offering
--------------------------------------------------------------------------------
Christopher A. Kolacy             50,000         50,000           0      0.22%
CDNX Fund, LLC (1)             1,100,000      1,100,000           0      4.73%-
TSX Venture Fund, LLC          1,100,000      1,100,000           0      4.73%
Premier Equity Fund, LLC       1,100,000      1,100,000           0      4.73%
Aaron Barnhardt                  668,375        668,375           0      2.88%
Jay Jordan Barnhardt           1,000,000      1,000,000           0      4.30%
Danny Dalla-Longa              1,000,000      1,000,000           0       4.30%
Luciano Dalla-Longa              650,000        650,000           0       2.80%
James Ericksteen                 172,500         86,250      86,250       0.74%
Gordon Rix                       100,000        100,000           0       0.43%
Daniel Allen                       1,000            200         800        *
Kirk Aulin                         1,000            200         800        *
Patricia Aulin                     1,000            200         800        *
Steve Aura                         1,000            200         800        *
Peter Baines                       1,000            200         800        *
Douglas Barrett                    1,000            200         800        *
Stan Bott                          1,000            200         800        *
Doris Durante                      1,000            200         800        *
Jeannie Durante                    1,000            200         800        *
Randy Durante                      1,000            200         800        *
Peter Durante                      1,000            200         800        *
Mike Finch                         1,000            200         800        *
Darlene Gouin                      1,000            200         800        *
Edwin Gouin                        1,000            200         800        *
Gary Ireland                       1,000            200         800        *
David Laforge                      1,000            200         800        *
Nancy Laforge                      1,000            200         800        *
Sharon Lorence                     1,000            200         800        *
Brett McLean                       1,000            200         800        *
Andy Miller                        1,000            200         800        *
Gary Moore                         1,000            200         800        *
Dionne Newman                      1,000            200         800        *
Mike Newman                        1,000            200         800        *
Dave Pehl                          1,000            200         800        *
Kelley Pehl                        1,000            200         800        *
Steven Rodgers                     1,000            200         800        *
Everett Sponaugle                  1,000            200         800        *
Sandy Sponaugle                    1,000            200         800        *
Darryl Tateishi                    1,000            200         800        *
Mike Tateishi                      1,000            200         800        *
Darryl Walker                      1,000            200         800        *
Jim Weiler                         1,000            200         800        *
Lonstadt Electrical               46,953         46,953           0     0.202%
  (Magna Group)
Joe Alberding                    127,164        127,164           0     0.547%
Richard Albert                   112,046        112,046           0     0.482%
Robb Beeman                       56,023         56,023           0     0.241%
Nesbitt Burns In Trust for
  Kevin Bennett                  176,073        176,073           0     0.758%

Roger Brundrit                    58,691         58,691           0     0.253%
Darryl Cozac                     669,076        669,076           0     2.879%
Christiaan Crous                 156,509        156,509           0     0.673%
Gustav and Roberta Dubois         35,215         35,215           0     0.152%
James Durward                  9,495,792      9,495,792           0    40.855%
Greenspan Marketing Ltd.         261,441        261,441           0     1.125%
Franz Granacher                   97,818         97,818           0     0.421%
Jean Halaburda                     3,735          3,735           0     0.016%
James Hanley                     355,702        355,702           0     1.530%
Michael Hopkins                  489,091        489,091           0     2.104%
Robyn Jacobson                    96,395         96,395           0     0.415%
Bill Jenkins                      58,691         58,691           0     0.253%
Kristine Johnson                  97,818         97,818           0     0.421%
Katherine Kramer                 117,382        117,382           0     0.505%
Dana Laustsen                     58,691         58,691           0     0.253%
Nick Lazarchuk                     3,735          3,735           0     0.016%
Robert Lee                       127,164        127,164           0     0.547%
Dean Lindberg                     29,345         29,345           0     0.126%
Magdy Makhlouf                    55,134         55,134           0     0.237%
George Marquardt                  89,637         89,637           0     0.386%
Eric Martens                      39,127         39,127           0     0.168%
Bernard McKenna                  186,744        186,744           0     0.803%
Merril Lynch Inc. In Trust for
  Jim Hamper                      58,691         58,691           0     0.253%
Merril Lynch Inc. In Trust for
  Magdy Makhlouf                  39,127         39,127           0     0.168%
Mark Morrill                      56,023         56,023           0     0.241%
Duane Nelson                     121,686        121,686           0     0.524%
Sheila O'Shea                    401,944        401,944           0     1.729%
Carlo Poli                        37,349         37,349           0     0.161%
Lexor Holdings Inc.              261,441        261,441           0     1.125%
Carlanne Poli-Huber               52,288         52,288           0     0.225%
Tim Hoar                          44,818         44,818           0     0.193%
Patricia Rawnsley                  3,735          3,735           0     0.016%
John Reed                        392,162        392,162           0     1.687%
Neil Runions                     462,777        462,777           0     1.991%
Neil Runions                     295,048        295,048           0     1.269%
Chris Saunders                   218,757        218,757           0     0.941%
Gordon Skulmoski                 234,763        234,763           0     1.010%
Perminder Ubhi                   186,744        186,744           0     0.803%
John Van de Pol                  242,767        242,767           0     1.044%
Wildahl Enterprizes               39,127         39,127           0     0.168%
J. Andrew and IrisWilliams        19,564         19,564           0     0.084%
===============================================================================
Total                         23,242,857     23,131,007    111,850        100%
===============================================================================

(1)The CDNX Fund, LLC, the Premier Equity Fund, LLC, and the TSX Venture Fund, LLC are all controlled by Canam Capital Corp. which is controlled by J.J. Barnhardt

*Less than 0.005%

To our knowledge, except for Christopher A. Kolacy and James Durward, both directors and officers of Unitech, none of the selling shareholders:

1. Has had a material relationship with Unitech other than as a shareholder as noted above at any time within the past three (3) years;

2.   Has ever been an officer or director of Unitech; or

3.   Are broker-dealers or affiliated with broker-dealers.


                              PLAN OF DISTRIBUTION
                             ----------------------

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions; or
3.   in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.70. The price of $0.70 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock registered on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.70 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by the market conditions. Selling shareholders may also sell in private transactions. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase our common stock. In January 2000, the Commission issued an interpretative letter to the NASD which concluded that promoters or affiliates of a blank check company and their transferees would act as "underwriters" under the Securities Act when reselling the securities  of a blank  check  company.  Such  letter  also  indicated  that the
Commission  believed  that  those  securities  can  be  resold  only  through  a registered offering. Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of such Rule. The Commission also believes that shareholders who obtain securities directly from a blank check issuer, rather than through promoters and affiliates, may not use Rule 144 to resell their securities, since their resale transactions would appear to be designed to distribute or redistribute securities to the public without compliance with the registration requirements of the Securities Act.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.



                                LEGAL PROCEEDINGS
                                -----------------

No legal proceedings are currently being undertaken for or against Unitech, nor are we aware of any contemplated proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
        --------------------------------------------------------------

The directors and executive officers currently serving the Company are as follows:

Name             Age    Positions              Term Commenced    Term Expired
-------------- -----  ----------------------  ----------------  ---------------
James Durward    50   President, Treasurer,  February 10, 2004  February 9, 2005
                      Director
Christopher A.   32   Director,Secretary     February 10, 2004  February 9, 2005
 Kolacy

The foregoing persons may be deemed "promoters" of Unitech, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

Mr. Durward devotes approximately sixty percent (60%) of his time to the combined business of Unitech, UCAN and LogSearch.Inc. and the remainer of his time to his other business interests as set out below. Mr. Durward regularly works 70 to 80 hours per week and devotes approximately 45 hours a week to Unitech and affiliated companies business.

Mr. Kolacy is not a full time employee of Unitech and devotes less than five percent (5%) of his time, or approximately 1 hour per week to the business of Unitech and its affiliated companies

James Durward, Director,President, Treasurer, Age 50: Mr. Durward has served as president, treasurer and director of Unitech since February 10, 2004. Mr.
Durward is also the president of both UCAN and LogSearch, Inc., UCAN's 80.95%-owned subsidiary. From October, 1999 to the present Mr. Durward is the CEO of Unitech Energy Corp. ("UCAN"), a private energy-related image analysis concern. From September, 1996 to September, 1999, Mr. Durward was President and CEO of International Datashare Corporation ("IDC"), a company previously listed on the Toronto Stock Exchange (now merged into Divestco) specializing in the creation of oil and gas databases and data analysis software. In 1992, Mr. Durward was a founder and head of Business Development at Virtual Universe Corporation, a Company specializing in graphical multi-user, real-time network applications. In 1996, Mr. Durward consulted in the structuring of Net:X America Inc., an Oregon corporation developing a stock trading platform, and that company's subsequent listing on NASD OTC Bulletin Board. Mr. Durward is also the President and a Director of Emission Differentials Ltd., a company developing an emissions trading business and a Director of Panoshan Marketing Corp., a company involoved in marketing technical products. Mr. Durward is also the President of Puroil Technology Inc. a venture capital company involved in the formation and financing of startup companies. Mr. Durward is a high school graduate.

Christopher A. Kolacy, Director, Secretary, Age 32: Mr. Kolacy has served as a director and secretary of Untitech since February 10, 2004. Mr. Kolacy is also a Director and Secretary of UCAN since February 10, 2004. Mr. Kolacy is a full-time employee and administrator of Canam Capital Corp., a firm invovolved in the financing of startup companies and venture capital. From 1996 to 1999, Mr. Kolacy was a personal trainer at Desert Mountain Resort in Scottsdale, Arizona. From 2000 to 2002, Mr. Kolacy served as Office Manager and Assistant to the President of Mountain Desert Properties, Inc. in Scottsdale Arizona. His responsibilities included sales, marketing web site design and client relations. Since 2002, Mr. Kolacy has served as Administrative Vice President for CanAm Capital Corp. in Los Angeles, California where he oversees all administrative functions of the company. In 1995, Mr. Kolacy earned a B.S degree in Sports Medicine from University of Arizona. He has not served, and currently does not serve as an officer or director for any other public company.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        ---------------------------------------------------------------

The following table sets forth, as of April 20, 2004, certain information with respect to the beneficial ownership of our common stock by (i) each director and officer of Unitech, (ii) each person known to Unitech to be the beneficial owner of five percent (5%) or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.

--------------------------------------------------------------------------------
 Name of Beneficial Owner or Name of     Shares of Common Stock     Percent
         Officer or Director              Beneficially Owned

James Durward                                9,495,792                40.85%
Director/President/Treasurer
3632-13 St. SW
Calgary, Alberta,
T2T 3R1

Christopher A. Kolacy                            50,000                0.20%
Director/Secretary
421 Shirley Pl. #2
Beverly Hills, CA 90212

Total Directors/Officers/                     9,545,792               41.05%
Five Percent Owners
--------------------------------------------------------------------------------


                            DESCRIPTION OF SECURITIES
                           ----------------------------

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of the company consists of 100,000,000 shares of common stock having a par value of $.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

There are no preemptive rights regarding the common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL
                    -----------------------------------------

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in our company.

                             DESCRIPTION OF BUSINESS
                             -----------------------

                              Corporate Information

We were originally incorporated under the laws of the State of Nevada on July 16, 1998 as Power Professionals, Inc.. Prior to its acquisition of UCAN, Power Professionals, Inc. engaged in no operations or fund raising activities other than seeking a merger or acquisition candidate.

On December 30, 2003, Power Professionals, Inc. changed its name to Unitech Energy Corp.

On January 28, 2004, Deanna Olson, an officer and director of our company, returned 212,500 shares of our common stock held in her name to our treasury. On January 28, 2004, Kevin Ericksteen, an officer and director of our company returned 212,500 shares of our common stock held in his name to our treasury. Thereafter, we had 575,000 shares of common stock issued and outstanding.

On January 28, 2004, our Board of Directors authorized a 30 to 1 forward split of our common stock. After the forward split, we had 17,250,000 shares of our common stock issued and outstanding.

On January 28, 2004, after the forward split, we issued 850,000 shares of our restricted common stock to an accredited investor for an aggregate purchase price of $425,000. The shares were issued pursuant to exemptions from registration as set forth in Regulation D and Section 4(2) of the Securities Act of 1933. Upon the issuance of said shares, we had 18,100,000 shares of our common stock issued and outstanding.

On February 10, 2004, we issued an aggregate of 5,142,857 common shares to the shareholders of UCAN in exchange for 5,717,563 shares of UCAN pursuant to a Share Exchange Agreement dated January 31, 2004 (the "Share Exchange Agreement"). The issuance increased the amount of our issued and outstanding shares to 23,242,857 from 18,100,000.

Our executive offices are located at Suite 1250 520 5th Ave. S.W. Calgary, Alberta T2P 3 R7.

Since UCAN is the current operational company and represents substantially all of the Unitech operations at the date of this prospectus, the following discussion concerns UCAN's development and operations.

History

Unitech completed the acquisition of 100% of UCAN on February 10, 2004. UCAN (formerly Technical Exploration Group Inc.) was incorporated in October, 1999 for the purposes of developing an oil and gas well log search system,LeadScan, with the intention of using LeadScan to locate and produce oil and/or gas in the Western Canadian Sedimentary Basin. After over three years of full-time processing by an array of 25 computers, LeadScan now contains approximately 300,000 searchable digital oil and gas wells and approximately 900,000 well logs. The unique, proprietary system contains a database that is more than one terabyte in size and is complemented by proprietary pattern recognition software. The digitization of the database required the use of specially designed software installed into 25 PCs connected in series. The conversion with the 25 PCs took 36 months of processing time to generate the entire database.

The LeadScan system was developed by UCAN and considered fully developed in the fall of 2003.

UCAN owns the LeadScan system and has licensed the United States marketing rights for the software, without the database, to its 80.95%-owned subsidiary, LogSearch, Inc.. UCAN retains the rights to all other markets. This license was granted in order to separate software sales from oil and/or gas exploration activities and to minimize any perceived conflict of interest in these two activities. UCAN is the entity that will carry out all direct oil and/or gas exploration and production activities. UCAN plans to generate revenues from two sources:

         (1) Revenues from software license sales; and
         (2) Revenues from production of oil and/or gas.

Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year as the system was used by multiple oil and gas operators and consultants in the later part of 2003. UCAN has begun to enter into joint venture relationships with operating oil and gas companies whereby UCAN may profit from the application of its technology through a variety of joint venture mechanisms.

We plan to enter into agreements with joint venture partners whereby the partner will provide geological direction as to what to look for in our well log database and will develop drilling prospects from the results of a LeadScan search. Typically this includes a geologist telling us what subsurface formation to look in and what combination of well log readings to look for. We plan to then participate with the prospect generating company in the drilling of prospective wells. We anticipate that our participation, in the case where we are providing drilling funds, will be limited to approximately 25% and in the case where we are not providing drilling funds, to a gross overriding royalty of between 2% and 5%. It may also be the case where we provide a third parties money to drill our portion of the well and that we derive revenue from a portion of the production revenue attributed to the third party participation. All operational aspects of drilling and producing wells will be carried out by the partners. Subsidiaries

Unitech owns 100% of Unitech Energy Corp. ("UCAN"), an Alberta corporation. UCAN is the developer and owner of the LeadScan system and is the oil and gas exploration and production operation of the company. UCAN owns 80.95% of

LogSearch, Inc., a Nevada company established to market the UCAN software in the United States.

Background

UCAN's primary asset is its ownership of the proprietary "LeadScan" geological search system. The purpose of this system is to accelerate the generation of oil and/or gas leads and the location of oil and/or gas. Accelerated location of oil and/or gas is significant because many oil and gas exploration companies are looking for the same thing, in the same place, at the same time and the ones that get there first are often the ones that receive the benefit of the best prospects. Acceleration factors are in the order of hundreds or thousands of times. The geoscience disciplines of engineering, geophysics and petrophysics are fully computerized, but the geological discipline remains largely a laborious manual process, the tools of which, literally, are pencils and crayons. Geologists spend their working hours looking manually at well logs and the numeric values contained within these logs, to try to determine the structure of subsurface formations and what is contained in those formations. This is a long and laborious task that often yields no positive results. The LeadScan system allows for computerized searching of the well log values and this translates into significant time savings for the user. It is this time savings that is the basis for LeadScan's acceleration ability. Rather than looking at a few hundred well logs in a week, LeadScan can look at tens of thousands in the same time frame. This saves substantial amounts of time and allows the geologist to focus on areas where the well logs indicate the presence of oil and/or gas.

The LeadScan system has two main parts:

     1. the digital well log database - this was generated over a period of three years using a bank of 25 computers running full time. We wrote the necessary conversion software to convert pictures of logs into searchable digital versions and we own both the software and the digital database. We pay no royalties to any other party. To management's knowledge, no other party has a searchable database of this type and size;

     2. the Search engine software - also developed internally, we own it and we have licensed the United States marketing rights to UCAN's 80.95%-owned subsidiary, LogSearch Inc.. This software allows the user to input a series of geological parameters to direct the system what to look for. The system routinely performs searches of 30,000 well logs during a typical week long processing session.

A substantial, additional benefit is the ability of the user to perform geological "what if" analysis, an ability not generally available without this system. This translates directly into a competitive advantage and reduced prospecting costs for the user. To our knowledge, there is only one other system like it in the world and that system was developed by the developer of LeadScan, namely the President of Unitech, James Durward. LeadScan is fully developed and has been licensed and used in Canada since the Spring of 2002 by a variety of oil and gas companies. UCAN no longer offers Canadian licenses to LeadScan, rather it has elected to use LeadScan for its own account to directly participate in the exploitation of the by-passed hydrocarbon which has been found by the system. The Canadian version of LeadScan includes a vast proprietary digital well log database (>1 terabyte (1 trillion bytes)) as feedstock into the system. The system runs on the MicroSoft Windows platform.

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DESCRIPTION OF BUSINESS - continued

James Durward, the President of Unitech, specified the system and is the primary inventor.

Present and Proposed Business Activities

The LeadScan system was in beta-test mode from the spring of 2002 to late summer of 2003, when the system was considered fully developed. Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year. These revenues were a result of several LeadScan annual licenses, representing approx. 70% of the annual revenues and where the company installed the LeadScan system at the client premises, consulting revenues, representing approximately 25% of the revenue and where UCAN took direction from the client but ran the searches on UCAN's computers at UCAN's offices, and system rental charges representing approximately 5% of the revenues and where UCAN installed portions of the system on rental computers installed at the client offices. Upon expiry of the annual licenses, UCAN elected to not renew in order to have exclusive use of the LeadScan system. There is one license still existing which expires in November, 2004. This license has not been updated for approximately 18 months and the underlying system is less developed than the current version of LeadScan. James Durward, president of UCAN, has several years direct experience in developing and executing marketing plans for oil&gas software systems. This experience was gained primarily during his employement by International Datashare Corporation. Since Mr. Durward is the President of Unitech, UCAN and LogSearch, all three of these companies have access to Mr. Durward's experience. The LogSearch subsidiary has one other director, Darryl Cozac, that has over 10 years experience in software development and marketing, much of it gained during his employment at International Datashare Corporation.

When a LeadScan system was licensed to a client, the client would purchase sufficient computer resources to host the system. Typically this involved the purchase of a Windows-based computer and a large disk drive. We would then install our software and database on the client computer. There were no security features to protect the Company's database or software. When a license expired, we would go to the client's and delete the LeadScan system form their computer.

Mr. Durward transferred his rights to the LeadScan system to UCAN in return for his controlling share position in UCAN. This was done when UCAN was first formed in November, 1999 and there was no written agreement. There are no royalties payable to Mr. Durward and UCAN has full ownership of the LeadScan system.

UCAN has begun to enter joint venture relationships with operating oil and gas companies whereby UCAN may profit from the provision of its technology through a variety of joint venture mechanisms.

At present UCAN has one joint venture agreement in place with Rival Energy Ltd. an oil and gas exploration company that is listed on the Toronto Stock Exchange ("RGY"). The joint venture agreement ("JVLU") provides for RGY to issue 50,000 shares of its common stock to UCAN, at a deemed price of Cdn$1.00, which stock has not yet been received by UCAN but is expected prior to July 1, 2004, and to pay a fee ranging of between 1% and 2.5% of any capital expenditure by RGY, with a minimum of Cdn$20,000 to a maximum of Cdn$100,000, that relate to any transactions where RGY has used the LeadScan system and where the expenditures are made pursuant to any future arrangements with certain major oil and gas exploration companies. The JVLU also provides for UCAN to participate up to 25% in wells drilled by RGY where RGY has initiated the use of LeadScan without any agreement with a third party exploration company.

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DESCRIPTION OF BUSINESS - continued

Unitech, directly and through its UCAN subsidiary, plans to enter into a variety of this type of joint ventures over the next 24 months. These joint ventures may be in a variety of forms, from direct participation in oil and gas prospects, to software licensing in areas where UCAN has no underlying database. UCAN has no database in the United States and plans to license its software in the United States as UCAN has no exploration-related activities in that country.

To this end, on March 2, 2004, UCAN incorporated a new subsidiary in the State of Nevada called LogSearch, Inc. to commercialize the software system in the United States. ) UCAN owns 80.95% of LogSearch, Inc. and UCAN is 100% owned by Unitech. It is planned that the new partially owned subsidiary will act to establish channel distribution agreements with US distributors in order to generate revenues from software sales.

Channel distribution agreements are business arrangements made between supplier of software products and companies that are established for the purpose of marketing third-party software. An example of such a channel is www.rockware.com. Typical arrangements are for the channel partner to receive a percentage of the gross sale price of the software, often in the 20% to 40% range depending on negotiation at the time the agreement is signed, in return for its marketing and support functions. There are no channel distribution agreements in place at this time.

LogSearch plans to distribute the LeadScan software in the United States through channel distribtion partners. There are no such agreements in place at this time.

The principal terms of the agreement between UCAN and LogSearch are:

1. UCAN hereby provides exclusive commercialization rights, to the Unitech database management system and analysis software known as LeadScan, to LogSearch, within the United States of America;

2.   UCAN will provide software updates and support functions for LeadScan;

3. LogSearch will issue 14,000,000 shares of LogSearch common stock to UCAN, said 14,000,000 shares representing the total issued and outstanding shares of LogSearch at the time of issue. Of the 14,000,000 shares, 4,000,000 are attributed to the commercialization rights and 10,000,000 are issued in return for US$20,000 ($0.002 per share);

4. LogSearch and UCAN will seek financing for the LeadScan commercialization and both commit to pursue the "going public" process as soon as practically possible.

LogSearch, Inc. has filed a registration statement in order to become a reporting issuer in the United States.

In the next six (6) months, Unitech will pursue arrangements for the listing of its securities on the NASD OTC Bulletin Board and the establishment of its stated business operations. If these objectives are met then Unitech expects to be able to operate profitably without raising further equity.

Current market size

Our management,  through their own research, has determined that there are three
(3) primary uses for the LeadScan technology:

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DESCRIPTION OF BUSINESS - continued

1.   Use of LeadScan as a "lever" into preferential participation agreements.

Currently, UCAN has entered into a joint venture with a Canadian public oil and gas company ("Rival") whereby LeadScan is provided, in a limited fashion, to a rotating series of large Canadian oil and gas companies. Rival is an unrelated third party. The agreement contemplates Rival approaching the large oil and gas companies and allowing those companies to use LeadScan, on a no-charge basis, to search for oil and/or gas. UCAN staff will then work directly with the large company geologists to determine what to look for using LeadScan. The initial service to be provided by UCAN to Rival is the ability to present the LeadScan usage to the large company without the large company having to pay a cash fee for such use.

UCAN is entitled to a sliding scale fee upon the expenditure of funds by Rival pursuant to the JVLU summarized elsewhere in this document and attached as an Exhibit hereto.

There are no fees charged up front for the initial service with the hope that a preferential status may be established and opportunities offered to Rival and UCAN in the future. Rival has agreed to pay UCAN 50,000 shares of its common stock (at the time of the transaction these shares were worth approximately Cdn$50,000) plus a sliding compensation scale of between Cdn$20,000 to Cdn$100,000 per project, dependant upon expenditures made by Rival in relation to the agreement, in return for this right. To date, no revenue has been generated by exploitation activities. The quantum of this compensation is intended to be an introductory offer in order to get the product into the market. The net effect of this type of transaction is that UCAN receives revenues based on ultimate expenditures and/or hydrocarbon revenues without the expenses associated with a fully operational oil and gas company.

This is what is meant by the term "lever" - the obtaining of leverage in negotiation in order to receive advantageous working arrangement. UCAN is not required to provide any funding for this arrangement. Revenue potential from this type of arrangement is difficult to project as no comparable business model exists and success is totally dependent upon Rival's (or other future JV partner's) success in obtaining favourable status.

2. Use of LeadScan to identify oil and/or gas for direct exploitation and production.

This type of arrangement will only work in Canada as this is where UCAN has its Digital Well Log database. In this case, UCAN can use LeadScan to identify by-passed hydrocarbon in existing wells and seek to acquire the land and/or rights directly. This arrangement often requires a significant amount of up-front risk capital to acquire the desired lands as well as additional funds for drilling and completing so is not the favoured arrangement. This said, UCAN may pursue such an arrangement if the opportunity is deemed worthy.

A typical arrangement provides for UCAN approaching a potential partner and offering the use of the LeadScan system in return for the right to participate in the drilling and production of any wells resulting from the LeadScan search. In this case, if a well was to cost $500,000 to drill, and UCAN had a 25% participation right, UCAN would need to provide $125,000 to pay for its participation. Without being able to use LeadScan, UCAN would be forced to pay a premium on the participation and that premium is known as a "promote". The current general level of "promote" is 100% in that a party providing funding only will provide 100% of the costs in return for 50% of the production. In UCAN's case, UCAN's cash contribution suffers no promote and UCAN effectively receives 100% for 100% of its contribution. This is how the use of LeadScan acts as a "lever" to gain advantageous drilling participation rights. The effect is that UCAN does not have to endure the cost of supporting an entire geoscientific personnel force, typically an engineer, a geologist, a petrophysicist, and a landman while receiving the same participation arrangement as companies that do support such staff. This structure is designed to result in higher profit margin that normal due to the reduced overhead.

This is how UCAN intents to "lever" the use of LeadScan into better-than-usual participation agreements

3.   Sale  of   licenses   to   operators   who  may  not  offer   participation
     opportunities.

Many companies do not offer the type of relationships anticipated above. These companies may want to license the system for their own internal use at a fixed cost. UCAN management has direct experience in this type of licensing and plans to pursue this style of arrangement. UCAN has formed a US-based subsidiary to pursue this type of arrangement outside of Canada. UCAN management believes that approximately 100 oil and gas companies are the primary targets for the LeadScan system. This is due to the belief that those companies are of sufficient size to possess, or have direct access to, a well log database that could be used as feedstock for the LeadScan system. It is anticipated that the LeadScan system could be licensed to those large corporations for up to $100,000 per year for a full site license.

A typical licensing arrangement with a client company could provide for the client to contact the channel distribution partner and for that partner sign the client to a software licensing agreement and to then email the software to the client.

Secondary targets are those 1000-plus companies that have access to digital well log data from the various digital well log data vendors. These are generally smaller companies that would have fewer users and consequently pay significantly less for site licenses. Pricing is expected to be in the $5,000-$10,000 range in these instances. Further market research will be required to determine final pricing and offering models.

Current market conditions

High commodity prices have kept all facets of the oil and gas business very active. The industry is experiencing large inflows of capital from both profits and equity investments and, in management's opinion, there appears to be no immediate end in the foreseeable future. On-shore exploration is becoming more difficult and expensive as the various hydrocarbon-bearing basins mature, and prospects decrease in size. The Western Sedimentary Basin is becoming more developed and new reserves are becoming increasingly more difficult to find. Thus, new methods of finding and exploiting reserves is becoming more important.

Companies are desirous of exploiting oil and/or gas in order to profit from satisfying the demand for these commodities. The net result is that companies are relying more heavily on technology to find and exploit hydrocarbon. Of particular interest are proprietary technologies that may provide and accelerate competitive advantage; technologies such as UCAN's LeadScan. As a result, management believes that UCAN's technology has a positive future outlook.

Competition

To our knowledge, there are no other systems like the LeadScan system (other than the prototype for the LeadScan system). Manual lead generation methods where the user literally cuts and pastes paper copies of well log sections in order to generate the outline of an image representing the extent of subsurface formations supported by images and image viewers offered by service providers such as Riley's Electric Log/A2D, MJ Systems and IHS Energy are the norm. These companies each possess the feedstock image data so a competing product developed by them may have a significant competitive advantage over the LeadScan product. Possession of the feedstock data, i.e. the well logs that are used to generate the digital database and without which no digital database can be created, could provide the basis for a competitor to develop and market a competing product that includes a digital database which could reduce the desireability of the LeadScan software marketed by UCAN or LogSearch. If any of these companies developed a competing product, and licensed it to the general market, LeadScan could lose its competitive advantage. Management believes that if any company began to develop a competing system, it would take at least 3 years to develop at a cost in excess of $1 million. Unitech plans to direct UCAN and LogSearch to compete based on the features of its LeadScan software and on price.

                   Dependence on One or a Few Major Customers

We do not depend on any one or a few major customers. Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services. We do not require any government approvals for our intended exploration and production activities but our partners will require government approval to drill and produce oil and/or gas wells. There is a well-developed approval system in Canada but these approvals are beyond our control and the ability of our partners to secure such approvals will have a direct impact on our planned activities and future cash flows. Management believes that it is impossible to predict the effect of the necessary approval process at this time.

               Effect of Governmental Regulations on our Business

We will be subject to federal laws and regulations that relate directly or indirectly to our operations. We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of Nevada.

              Research and Development Costs for the Past Two Years

We have made no research and development expenditures in the past two years. However, our 100%-owned UCAN subsidiary has expended approximately $500,000 for research and development costs in the past two years. These costs are primarily comprised of computer equipment and salaries related to developing the LeadScan system. UCAN's LogSearch subsidiary has made no research and development expenses in the past two years.

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DESCRIPTION OF BUSINESS - continued

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.

In general, our exploration and production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry. We believe that our operations comply, in all material respects, with all applicable environmental regulations.

We plan to participate only with operating partners that maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks and our Company could fail entirely in the event of an unexpected environmental disaster for which the Company may be held responsible.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labour, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

                           2004 Equity Incentive Plan

The Board of Directors ( the "Board") adopted the 2004 Equity Incentive Plan (the "Plan") in February 2004. The Plan authorizes the Board or a committee, which administers the Plan, to grant stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, other key employees and consultants.

A total of 2,000,000 shares of common stock are available and reserved for issuance under the terms of the 2004 Equity Incentive Plan. In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the stock, the Board


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DESCRIPTION OF BUSINESS - continued

or committee may make an equitable substitution or adjustment in the aggregate number of shares reserved for issuance under the plan. We have granted options to purchase up to 768,800 shares of our common stock, all of which are vested, as of the date of this prospectus.

Option Grants

The 2004 Equity Incentive Plan permits the granting of incentive stock options, as defined by the Internal Revenue Code, and nonqualified stock options. Incentive stock options may only be granted to our employees. The term of any stock option is set by the Board or committee, but cannot exceed (10) ten years in the case of incentive stock options. Stock options become exercisable, in full or in installments, for shares of common stock at the time determined by the Board or committee.. The exercise price per share of stock options is determined by the Board or committee at the time of grant, but must be equal to 100% of the fair market value of our common stock on the date of grant.

Restricted Stock Awards

The Board or committee may also award non-transferable restricted shares of our common stock to our officers and key employees. Such restricted shares will be subject to such conditions and restrictions as the Board or committee may determine. The Board or committee will determine to whom restricted shares will be granted, the number of shares to be awarded, the price, if any, to be paid by the recipient, the times within which such awards may be subject to forfeiture and all other conditions of the award. During the restriction period set by the Board or committee, the recipient may not sell, transfer, pledge or assign restricted shares awarded to the recipient under the 2004 Equity Incentive Plan. If a recipient of restricted stock terminates employment for any reason other than death, disability or retirement prior to the end of the restriction period determined by the Board or committee, we shall have the right to repurchase or reacquire any or all unvested shares held by such person as of the date of such termination of employment.

                               Number of Employees

We currently employ, through our UCAN subsidiary and its LogSearch subsidiary, two full time and two part-time personnel. One full time person is a computer programmer and the other full time person is a geological technician. The two part-time people are the President and the Secretary. The President provides all management and strategic services to our company as well as UCAN and LogSearch and the Secretary provides administrative services on an "as-needed" basis.

                          Reports to Securities Holders

We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We are currently subject to disclosure filing requirements, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at


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DESCRIPTION OF BUSINESS - continued

1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION
           -----------------------------------------------------------

The following discussion is intended to provide an analysis of our condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation

Assuming no revenues, Unitech and its UCAN subsidiary have sufficient cash resources to operate at the present level of expenditure for the next eighteen
(18) months. Depending upon a variety of factors that may effect our business plan and expected operations, we may seek to raise additional capital in the future either through debt, equity or a combination of both. We may also acquire other assets through the issuance of stock. No assurances can be given that such efforts will be successful. We have no specific plans at present for raising additional capital or acquiring other assets.

Management Overview

Our Company is attempting to develop and execute a new type of business operating model within the oil and gas industry. Traditionally, the oil and gas industry is comprised of two main sectors:

the exploration and production companies that locate and produce oil and/or gas, and the service companies that provide the support for the exploration and production company's activities.

The general understanding in the oil and gas industry is that if a company is a service company in Canada, it cannot be an exploration company in Canada due to either real or perceived conflict of interest concerns. This has the effect of shutting the service companies out of the majority of profits made in the oil and gas business.

Our company is planning to maximize our proprietary technical advantage, provided by our LeadScan technology, and profitability, by using our technology to gain preferential participation agreements when operating as an exploration and production company in Canada. We also plan to operate as a service company in the United States through our 80.95%-owned Nevada-based subsidiary, LogSearch, Inc., to which we have licensed the right to market the LeadScan software in the United States. LogSearch does not have the right to market the digital well log database because the data in the database is all Canadian in origin and has no application in the United States. LogSearch's other shareholder, Puroil Technology Inc. is 91.7% owned by James Durward, the President of our Company and the President of LogSearch. Puroil is a venture capital company that finances start-up companies. This structure was put in place in order to further separate the activities of UCAN and LogSearch and to provide additional capital to be used in the development of the software business without burdening UCAN or our Company with the start-up expense. LogSearch has filed a registration statement with the intention of becoming a reporting and publicly-traded issuer that will not be reliant on our Company or UCAN for its ongoing operations.

Our 100%-owned UCAN subsidiary management has concluded that the best way to maximize the profit potential of our LeadScan technology was to trade the use of our technology for preferential participation rights in exploration and production prospects in Canada and to license the LeadScan software in other markets where we are not active in the exploration and production end of the industry. For our Canadian oil and gas operations in Canada, we have one main operating partner at this time and we plan to add another four partners before over time. We want to have more than one partner so that we may gain the advantage of multiple intellectual exploration approaches without most of the expense associated with this advantage. We plan to work with our partner's technical teams in order to locate and produce hydrocarbon within the Western Canadian Sedimentary Basin.

The maturization of the Western Canadian Sedimentary Basin and onshore United States means that smaller pools of oil and/or gas are being relied upon to make up for declining production from currently producing wells as they drain their pools. Geologists must look at more well logs than in the past because of the smaller pool size and the need to find multiple small pools in order to make up for the production decline of large pools. We believe that this will accelerate the demand for our LeadScan system and that this will allow us to increase our revenue base in the future. This said, we cannot accurately predict when this expected increase would occur because we simply do not have enough information at this time.

The capital markets are currently active in supplying capital to the oil and gas business and we expect that it will remain so for the foreseeable future. We have operating capital for 18 months of operations at the current rate of expenditure and we believe we will achieve profitability within that time frame. We also believe that we will be able to access the capital markets in the event we do not reach profitability within that time frame.

The effect of these trends and events on our financial performance are that we are likely to see declining cash reserves and continued losses for the next 12 months in our oil and/or gas operations. We believe that we will receive revenues from software license sales and that those revenues may partially or completely offset those losses.

Uncertainties affecting our Business and how they relate to our financial performance

Our business model in new and untried and may not be successful. If we cannot attract partners on acceptable terms, and if those partners cannot acquire suitable oil and/or gas exploitation rights, we may not be able to generate revenues and out business may run out of cash and fail. We will not know our business model is performing until at least the first quarter of 2005 as this is when most of the drilling activity takes place in Canada.

The following is the history and projected future activities of Unitech in milestone format.

   Milestones:

1.   Acquire funding for ongoing operations.

Unitech  issued  850,000 shares of common stock at $0.50 per share in return for

$425,000.00, in February, 2004. These funds were allocated to the acquisition of UCAN and expenses related to that transaction.

2.   Completed a private placement in an operating company.

Unitech completed a private placement in UCAN on Febraury 10, 2004. The private placement was for common shares of UCAN and was for a total of CDN$500,000. The subscription price was for CDN$0.23 per share for a total of 2,173,913 shares. At the completion of the private placement, we owned 30% of the issued and outstanding stock of UCAN.

3.   Acquired the balance of UCAN stock upon which to base future expansion.

On February 10, 2004, we issued an aggregate of 5,142,857 common shares to the shareholders of UCAN in exchange for 5,717,563 shares of UCAN pursuant to a Share Exchange Agreement dated January 31, 2004. The issuance increased the amount of our issued and outstanding shares to 23,242,857 from 18,100,000.

UCAN (formerly Technical Exploration Group Inc.) was incorporated in October, 1999 for the purposes of developing an oil and gas well log analysis system, LeadScan, with the intention of using the system to locate and exploit bypassed hydrocarbons in the Western Canadian Sedimentary Basin. After approximately 3 years of full-time processing by an array of 25 computers, LeadScan now contains approximately 300,000 searchable digital oil and gas wells and approximately 900,000 well logs. The unique, proprietary system contains a database that is more than one terabyte in size and is complemented by proprietary pattern recognition software. The LeadScan system was considered fully developed in the fall of 2003. More than Cdn$500,000 has been expended to develop the system over the past four years. These expenditures were mainly for computer systems, general operating overhead, and salaries over the four year term. Approximately Cdn$100,000 in revenues were generated during the 2003 fiscal year as the system was used in the field by multiple oil and gas operators and consultants. UCAN has begun to enter joint venture relationships with operating oil and gas companies whereby UCAN may profit from the provision of its technology through a variety of joint venture mechanisms.

4.   The establishment of commercialization ventures.

Unitech, directly and through its UCAN plans to enter into a variety of joint ventures over the next 24 months. These joint ventures may be in a variety of forms, from direct participation in oil and gas prospects, to software licensing in areas where Unitech has no underlying database. To this end, UCAN has established LogSearch, Inc. to commercialize the software system in the United States. It is planned that the new subsidiary will act to establish channel distribution agreements with US distributors in order to generate revenues from software sales.

Our agreement with our current exploration partner, Rival Energy Ltd, has had no material effect on our operations to date as we have not entered into any drilling agreements and we have not yet received the Rival shares pursuant to the joint venture agreement. Rival has informed us that they are actively trying to negotiate drilling rights on a prospect that had its genesis in a LeadScan search directed by Rival personnel. Should Rival be able to successfully negotiate the rights, we could be called upon to supply an unknown amount of capital within a short period of time or we could lose our participation rights. In the event that we are successful in raising and supplying the required capital we would participate in the drilling of one or more wells and suffer the risks associated with such activity. Because we do not know the capital commitments at this time we cannot predict, with any accuracy, the effect that Rival's future activities would have on our cash reserves or cash flows. This said, we have the option of not participating in which case there would be virtually no effect on our cash reserves or cash flows.

In the next six (6) months, we plan to pursue arrangements for the listing of our securities on the NASD OTC Bulletin Board and the establishment of our stated business operations. There can be no assurance that we shall obtain a listing of our securities.

                              Results of Operation

    Results of Operation for Year Ended October 31, 2003 and October 31, 2002

We earned revenues of $71,022 for the year ended October 31, 2003 compared to revenues of $11,472 for the year ended October 31, 2002. This increase is attributable to revenue from licensing the LeadScan system and consulting services revenue.

We had total assets of $147,705 at October 31, 2003, compared to total assets of $49,498 at October 31, 2002. This increase is attributable to an increase in cash and equivalents from $572 to $91,352 as the result of proceeds received from a lawsuit.

We had total current liabilities of $14,656 at October 31, 2003 compared to total current liabilities of $22,041 at October 31, 2002. This decrease is attributable to payment of trade payables.

At October 31, 2003, we had $91,352 in cash and cash equivalents, compared to $ 572 in cash and cash equivalents at the year ended October 31, 2002. This increase is attributable to proceeds from a victorious lawsuit.

Interest income decreased to for fiscal 2003 to $403 from $4,031 for fiscal 2002 as a result of not receiving the lawsuit proceeds until July of 2003, at which time the proceeds were placed in a low-interest bearing account.

General and administrative expenses were $202,425 for fiscal, 2003, compared to $4031 for fiscal 2002. The increase is primarily attributable to legal fees and expenses related to the lawsuit.

We had net income of $57,054 for fiscal 2003 as compared to a net loss of $(145,751) for fiscal 2002. The increase in net income is primarily due to the non-recurring event of the lawsuit.

Results of Operations for the six month period ended April 30, 2004 and April 30, 2003

Again, our past results are not likely to be indicative of future results as our business model has changed and we no longer license UCAN's LeadScan product or consulting services in Canada. Therefore, our past licensing and consulting revenues will not be repeated and will not be available to offset operating expenses, resulting in a drain on cash reserves. Furthermore, we enjoyed an extraordinary cash infusion from a victorious lawsuit that also will not be repeated. As a result of these factors, management feels that no comparison with past financial results is relevant in predicting future cash flows or profitability.

For the period  ended  April 30,  2004 we had  revenues of 27,544 as compared to

$36,984 for the same period in fiscal year 2003. The decrease is mostly due to a decrease in consulting fees and licensing fees as a result of non-renewed license agreements.

General and administrative expenses increased during the period ended April 30, 2004 to $125,298, as compared to $73,757 for the same period in fiscal 2003, due to increased UCAN salaries and overhead payable for one additional employee and increased office space costs. The employee is no longer with UCAN. UCAN's office lease expires in September, 2004 and we will begin seeking alternate space in July, 2004. Prices of office space are not expected to be materially higher that the current rate. We expect such expenses to increase as our operations continue to grow. . Interest income increased during the period ended April 30, 2004 to $1,414 from $1 for the same period in fiscal 2003, primarily due to interest on the proceeds of private placement equity financing received by us.

For the period ended April 30, 2004 we sustained a net loss of $(96,339) compared to net income of $151,282 for the same period in fiscal 2003 due to non-renewed licensing agreements.

                         Liquidity and Capital Resources

At April 30, 2004, our total current assets of $364,387 exceeded total current liabilities of $4,376. At April 30, 2003, our total current assets of $96,921 exceeded total current liabilities of $14,656.

At April 30, 2004, we had cash and cash equivalents of $364,387 compared to April 30, 2003, where we had cash and cash equivalents of $91,352. We are operating our business to maximize available resources (including cash), and have sufficient cash flow to cover all operations within the parameters and guidelines we have set for our operations for the next eighteen (18) months. However, in certain circumstances we may need to raise additional capital in the future, which might not be available on reasonable terms or at all. Failure to raise capital when needed could adversely impact our business, operating results and liquidity. If additional funds are raised through the issuance of equity securities, the percentage of ownership of existing stockholders would be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to our Common Stock. Additional sources of financing may not be available on acceptable terms, if at all.

Our past results are not likely to be indicative of future results as our business model has changed and we no longer license UCAN's LeadScan product or consulting services in Canada. Therefore, our past licensing and consulting revenues will not be repeated and will not be available to offset operating expenses, resulting in a reduction of cash reserves. Furthermore, we enjoyed an extraordinary cash infusion from a victorious lawsuit that also will not be repeated. As a result of these factors, management feels that no comparison with past financial results is relevant in predicting future cash flows or profitability.

                         Off Balance Sheet Arrangements

We have no off balance sheet arrangements.

                             DESCRIPTION OF PROPERTY
                             ------------------------

We sub-lease a 1500 sq. ft. office space at Suite 1250, 520-5th. Avenue. SW, Calgary, Alberta, T2P 3R7, at a rate of Cdn $2,500 per month, on a month-to-month basis. There is no written lease agreement between us and our landlord.

We do not have any investments or interests in any real estate. We do not invest in real estate mortgages, nor do we invest in securities of, or interests in, persons primarily engaged in real estate activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock to James Durward, a director and officer of Unitech, for services rendered to our company. The exercise price of these options is $0.18 per share.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to Christopher A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued 9,495,792 shares of our common stock to James Durward, a director and officer of Unitech, in exchange for 100% of his shares in UCAN pursuant to the Share Exchange Agreement.

On February 10, 2004, we issued 50,000 shares of our common stock to as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.Christopher A. Kolacy, a director and officer of Unitech, for serviced rendered to our company.

James Durward and Christopher A. Kolacy are considered "promoters" of our company as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Puroil Technology Inc. ("Puroil") owns 19.05% of LogSearch, Inc., of which our 100%-owned UCAN subsidiary owns 80.95%. Puroil is 91.7% owned by James Durward, the President of our Company and the President of LogSearch. Puroil is a venture capital company that raises private equity and finances start-up companies. This structure was put in place in order to further separate the activities of UCAN and LogSearch and to provide additional capital to be used in the development of the software business without burdening UCAN or our Company with the start-up expense. LogSearch has filed a registration statement with the intention of becoming a reporting and publicly-traded issuer that will not be reliant on our Company or UCAN for its ongoing operations.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

-    disclose such transactions in prospectuses where required;
-    disclose  in  any  and  all  filings  with  the   Securities  and  Exchange
     Commission, where required;
-    obtain disinterested directors consent; and
-    obtain shareholder consent where required.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

                           Principal Market or Markets

We are a development stage company that is still in the beginning stages of implementing our business plan. Our common stock is not listed on any exchange and there is no public trading market for the common stock, and there has been no market.

                   Approximate Number of Common Stock Holders

As of June 30, 2004, we had 23,242,857 shares of common stock outstanding, held by approximately 93 shareholders.


                                 DIVIDEND POLICY
                                 ----------------

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.

                             EXECUTIVE COMPENSATION
                             ----------------------
The following table sets forth certain information concerning the compensation paid by Power Professionals, Inc. for services rendered in all capacities pre-acquisition from January 1, 2003through the fiscal year ended December 31, 2003, of all officers and directors of Power Professionals, Inc..

--------------------------------------------------------------------------------
Name and Principal Underlying    Salary     Bonus         Other       Options
  Positions at 12/31/03                               Compensation
--------------------------------------------------------------------------------
Kevin Ericksteen                     $0       $0            $0          0
President/Treasurer/Director

Deanna Olson                         $0       $0            $0          0
Director/Secretary
--------------------------------------------------------------------------------

The following table sets forth certain information concerning the compensation paid by Unitech for services rendered in all capacities to Unitech pre-acquisition from November 1, 2002 through the fiscal year ended October 31, 2003, of all officers and directors of Unitech.

--------------------------------------------------------------------------------
Name and Principal Underlying   Salary    Bonus           Other      Options
  Positions at 10/31/03                                Compensation
--------------------------------------------------------------------------------
James Durward                        $0       $0       $11,800          0
President/Treasurer/Director

Christopher A. Kolacy                $0       $0            $0          0
Director/Secretary
--------------------------------------------------------------------------------

The following table sets forth certain information concerning the compensation paid by UCAN for services rendered in all capacities to UCAN from November 1, 2002 through the fiscal year ended October 31, 2003, of all officers and directors of UCAN.

--------------------------------------------------------------------------------
 Name and Principal Underlying   Salary    Bonus          Other      Options
    Positions at 10/31/03                              Compensation
--------------------------------------------------------------------------------
James Durward                 96,000.00       $0            $0         0
President/Treasurer/Director

Roger Brundrit                       $0       $0            $0         0
President/Treasurer/Director
- ------------------------------------------------------------------------------

LogSearch has paid no compensation to its directors and officers

There are no employment contracts with any officers or directors of Unitech, UCAN, or LogSearch.

                        SHARES ELIGIBLE FOR FUTURE SALE.
                        -------------------------------

Upon completion of the offering, we will have 23,242,857 shares of common stock outstanding. A current shareholder who is an "affiliate" of Unitech, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Unitech, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Unitech. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three (3) months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

                                  LEGAL MATTERS
                                 ---------------

The validity of the shares offered hereby will be passed upon for Unitech by The O'Neal Law Firm, P.C., 668 North 44th Street, Suite 233, Phoenix, Arizona 85008.

                    SECURITIES ACT INDEMNIFICATION DISCLOSURE
                    -----------------------------------------

Unitech's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                                     EXPERTS
                                    ---------

The financial statements of Unitech as of October 31, 2003, included in this prospectus have been audited by Bateman & Company, Inc., P.C., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                                 TRANSFER AGENT
                                 --------------

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE
                ------------------------------------------------

There have been no changes in and/or disagreements with Bateman & Company, Inc., P.C. on accounting and financial disclosure matters.

                          UNITECH ENERGY CORPORATION
                     Index to Interim Financial Information
                                 April 30, 2004
                                   (Unaudited)




Consolidated Balance Sheet
     April 30, 2004 ....................................................... F-2

Consolidated Statements of Income (Loss):
     For the six months ended April 30, 2004 and 2003 ..................... F-3
     For the quarters ended April 30, 2004 and 2003 ....................... F-4

Consolidated Statements of Stockholders' Equity:
     For the six months ended April 30, 2004 .............................. F-5

Consolidated Statements of Cash Flows:
     For the six months ended April 30, 2004 .............................. F-6

Notes to Interim Financial Information:
     April 30, 2004  ...................................................... F-7


                                     PART II
                              FINANCIAL STATEMENTS
                              --------------------

                           UNITECH ENERGY CORPORATION
                           Consolidated Balance Sheet
                                 April 30, 2004
                                   (Unaudited)


ASSETS
  Current assets:
    Cash and equivalents                                         $     364,387
    Funds held in trust                                                 16,683
    Corporate income tax refundable                                      4,465
    Other receivables                                                    1,317
                                                               ---------------
      Total current assets                                             386,852
                                                               ---------------

  Property and equipment, net of accumulated
    depreciation of $70,232                                             43,481
                                                               ---------------

  Other assets:
    Deferred registration costs                                         10,000
                                                               ---------------
        Total assets                                             $     440,333
                                                               ===============


LIABILITIES
  Current liabilities:
    Accounts payable and accrued expenses                        $       4,376
                                                               ---------------
        Total current liabilities                                        4,376
                                                               ---------------

MINORITY INTEREST                                                       59,000
                                                               ---------------

STOCKHOLDERS' EQUITY
  Common stock, par value $.001, 25,000,000 shares authorized,
     23,242,857 shares issued and outstanding                           23,243
  Capital in excess of par value                                       736,164
  Retained earnings (deficit)                                         (316,865)
  Accumulated other comprehensive income                               (65,585)
                                                               ---------------
        Total stockholder's equity                                     376,957
                                                               ---------------
        Total liabilities and stockholder's equity               $     440,333
                                                               ===============


                                      F-2

The accompanying notes are an integral part of these statement

                           UNITECH ENERGY CORPORATION
        Consolidated Statements of Income (Loss) For The Six Months Ended
                             April 30, 2004 and 2003
                                   (Unaudited)

                                               Six Months     Six Months
                                                   Ended        Ended
                                             April 30, 2004 April 30, 2003
                                             -------------- --------------

Revenues                                       $     27,544   $     36,984
                                             -------------- --------------

General and administrative expenses                 125,298         73,757
                                             -------------- --------------
  Operating income (loss)                           (97,754)       (36,773)
                                             -------------- --------------

Other income (expense):
  Proceeds from settlement of lawsuit,
    net of related expenses                               -        188,054
  Interest income                                     1,414              1
                                             -------------- --------------
    Total other income                                1,414        188,055
                                             -------------- --------------
    Income before taxes on income                   (96,340)       151,282


Provision (credit) for taxes on income:                   -              -
                                             -------------- --------------
    (Loss) before minority interest                 (96,340)       151,282

Minority interest in earnings of subsidiary              (1)
                                             -------------- --------------
  Net (loss)                                   $    (96,339)  $    151,282
                                             ==============  =============

Basic earnings (loss) per common share         $      (0.00)  $       0.01
                                             ============== ==============

Weighted average number of shares outstanding     19,944,937    17,250,000
                                             ============== ==============

                                       F-3

The accompanying notes are an integral part of these statement

                           UNITECH ENERGY CORPORATION
         Consolidated Statements of Income (Loss) For The Quarters Ended
                             April 30, 2004 and 2003
                                   (Unaudited)

                                                  Quarter        Quarter
                                                   Ended          Ended
                                             April 30, 2004 April 30, 2003
                                             -------------- --------------

Revenues                                       $      6,418   $     22,677

General and administrative expenses                  74,932         43,855
                                             -------------- --------------
    Operating income (loss)                         (68,514)       (21,178)
                                             -------------- --------------
Other income (expense):
  Proceeds from settlement of lawsuit,
    net of related expenses                               -        188,054
  Interest income                                       790              -
                                             -------------- --------------
    Total other income                                  790        188,054
                                             -------------- --------------
    Income before taxes on income                   (67,724)       166,876

Provision (credit) for taxes on income:                   -              -
                                             -------------- --------------
    (Loss) before minority interest                 (67,724)       166,876

Minority interest in earnings of subsidiary              (1)
                                             -------------- --------------
  Net (loss)                                   $    (67,723)  $    166,876
                                             ============== ==============

Basic earnings (loss) per common share         $      (0.00)  $       0.01
                                             ================= ===========

Weighted average number of shares outstanding    22,671,428     17,250,000
                                             ================= ===========

                                       F-4

The accompanying notes are an integral part of these statement

                           UNITECH ENERGY CORPORATION
     Consolidated Statement of Stockholders' Equity For The Six Months Ended
                                 April 30, 2004
                                   (Unaudited)

                                                                                                      Accumulated
                                                                             Capital In    Retained       Other
                                                           Common Stock       Excess Of    Earnings  Comprehensive
                                                        Shares     Amount     Par Value    (Deficit)     Income          Total
                                                     ----------------------- ----------- ------------ ------------ -------------
 Balances, October 31, 2003                            5,717,563  $  354,405  $        -  $  (220,526) $      (830) $    133,049
 Net income (loss)                                                                            (28,616)                   (28,616)
 Net other comprehensive
   income (loss) - Foreign
   currency translation                                                                                       (937)         (937)
                                                     ----------- ----------- ----------- ------------ ------------ -------------
 Balances, January 31, 2004, as previously reported    5,717,563  $  354,405  $        -  $ (249,142)  $    (1,767) $    103,496
 Effect of reverse acquisition on February 10, 2004,
    retroactively stated                              (4,717,563)   (353,405)    353,405                                       -
                                                     ----------- ----------- ----------- ------------ ------------ -------------
Balances, January 31, 2004, as restated                1,000,000       1,000     353,405     (249,142)      (1,767)      103,496

Return of shares by certain shareholders                (425,000)       (425)        425                                       -
Forgiveness of debt by shareholder                                                19,933                                  19,933
30 for 1 forward split                                16,675,000      16,675     (16,675)                                      -
Sale of shares for cash in private placement             850,000         850     424,150                                 425,000
Issuance of shares to acquire Unitech Energy
  Corp. (Canada)                                       5,142,857       5,143     (25,074)                                (19,931)
Share issuance expenses                                                          (20,000)                                (20,000)
 Net income (loss)                                                                            (67,723)                   (67,723)
 Net other comprehensive
   income (loss) - Foreign
   currency translation                                                                                    (63,818)      (63,818)
                                                     ----------- ----------- ----------- ------------ ------------ -------------
Balances, April 30, 2004                              23,242,857  $   23,243  $  736,164  $  (316,865)  $  (65,585)   $  376,957
                                                     =========== =========== =========== ============ ============ =============


                                      F-5

The accompanying notes are an integral part of these statement

                           UNITECH ENERGY CORPORATION
                Statements of Cash Flows For The Six Months Ended
                                 April 30, 2004
                                   (Unaudited)

 Cash flows from operating activities:
   Net income (loss)                                             $   (96,339)

   Adjustments to reconcile net income to cash
   provided (used) by operating activities:
     Depreciation                                                      7,763
   Changes in current assets and liabilities:
     Other receivables                                                  (412)
     Accounts payable and accrued expenses                            (4,786)
     Unearned revenue                                                 (5,492)
                                                                ------------
       Net cash flows from operating activities                      (99,266)
                                                                ------------
 Cash flows from investing activities:
   Acquisition of equipment                                           (2,381)
                                                                ------------
       Net cash flows from investing activities                       (2,381)
                                                                ------------
 Cash flows from financing activities:
   Increase in minority interest                                      59,000
     Increase in deferred registration costs                         (10,000)
   Sale of shares for cash                                           425,000
   Expenses applicable to sale of shares                             (20,000)
                                                                ------------
       Net cash flows from financing activities                      454,000
                                                                ------------

 Effect of foreign exchange translation rate changes                 (62,635)
                                                                ------------
       Net cash flows                                                289,718

 Cash and equivalents, beginning of period                            91,352
                                                                ------------
 Cash and equivalents, end of period                              $  381,070
                                                                =============

 Supplemental cash flow disclosures:
   Cash paid for interest                                         $        -
   Cash paid for income taxes                                              -

                                       F-6

The accompanying notes are an integral part of these statement

                           UNITECH ENERGY CORPORATION
                     Notes to Unaudited Financial Statements
                                 April 30, 2004
        ----------------------------------------------------------------
                                   (Unaudited)


The accompanying unaudited interim financial statements include all adjustments which in the opinion of management are necessary in order to make the accompanying financial statements not misleading, and are of a normal recurring nature. However, the accompanying unaudited financial statements do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows and stockholders' equity in conformity with generally accepted accounting principles. Except as disclosed herein, there has been no material change in the information disclosed in the notes to the financial statements included in Unitech Energy Corp.'s audited financial statements for the period ended October 31, 2003. Operating results for the three and six months ended April 30, 2004, are not necessarily indicative of the results that can be expected for the year ended October 31, 2004.

Note 1 - Reverse acquisition:
On January 31, 2004, and effective on February 10, 2004, we entered into a stock exchange agreement with Unitech Energy Corporation, a Nevada corporation, formerly known as Power Professionals, Inc. Under the agreement, Unitech (Nevada) acquired all of our outstanding common stock for cash of $385,000 (Canadian $441,202) and 16,270,000 of Unitech Nevada's restricted common stock. After the transaction, our shareholders owned a majority of Unitech Nevada's shares. Therefore, we are considered the acquiring company for accounting purposes, and the transaction was accounted for as a "reverse merger." In the future, financial statements will be presented on a consolidated basis, and our historical results of operations and cash flows will be presented. Our asset carrying values will carry over, similar to a pooling of interests, and no goodwill will be reflected.

The cash portion of the transaction (US $385,000) was paid out of the proceeds of a US $425,000 private placement of stock by Unitech (Nevada) concurrent with the acquisition described in the preceding paragraph.

Note 2 - Principles of consolidation:
The accompanying financial statements include the accounts of Unitech Energy Corporation, a Nevada corporation, Unitech Energy Corp., a Canadian corporation, and LogSearch, Inc., an 80%-owned subsidiary of Unitech (Canada) that was formed in March, 2004. All intercompany transactions have been eliminated.

Note 3 - Funds held in trust:
Our attorney is holding cash in the amount of $16,683 in trust for us. The funds are available to us upon demand, and thus are considered cash equivalents.

Note 4 - Deferred registration costs:
Our subsidiary, LogSearch, Inc., has filed a registration statement with the Securities and Exchange Commission. In that connection, $10,000 of expenses attributable to the filing were incurred, and have been deferred until the shares being registered are sold. At that time, the deferred costs will be charged to Capital In Excess of Par Value.

                                    PART III

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Unitech's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Unitech. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Unitech. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

(b)  unlawful distributions; or

(c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Bylaws of Unitech provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Unitech, absent a finding of negligence or misconduct in office.

Unitech's Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

Other Expenses of Issuance and Distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                            Amount
                                         -----------
 SEC registration fee                    $    608.50
 Printing and engraving expenses         $    300.00
 Legal Fees                              $ 20,000.00
 Accountants' fees and expenses          $  4,800.00
 Transfer agent's and registrar's fees   $    750.00
     and expenses
 Miscellaneous                           $      0.00
 Total                                   $ 26,458.50

The Registrant will bear all of the expenses shown above.

                     RECENT SALES OF UNREGISTERED SECURITIES
                     ---------------------------------------

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On February 10, 2004, we purchased 850,000 shares of common stock of UCAN in exchange for an total investment of $425,000, or $0.50 per share.

On February 10, 2004, we issued 16,270,000 shares of our common stock to the shareholders of UCAN in exchange for 100% of all of the UCAN shareholders' common stock held by them in UCAN pursuant to the Share Exchange Agreement.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to James Durward, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued options to purchase 50,000 shares of our common stock at $0.18 per share to Christopher A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued 50,000 shares of our common stock to Christopher
A. Kolacy, a director and officer of Unitech, for services rendered to our company.

On February 10, 2004, we issued options to purchase 334,400 shares of our common stock at $0.18 per share to Dalco Capital, Ltd. for consulting services rendered to Unitech in connection with the share exchange between Unitech and UCAN.

On February 10, 2004, we issued options to purchase 334,400 shares of our common stock at $0.18 per share to Taurus Capital Group, Corp. for consulting services rendered to Unitech in connection with the share exchange between Unitech and UCAN.

The foregoing shares were issued in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Regulation D and
Section 4(2) of the Securities Act of 1933, as amended ("Act"). The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities and no sales commissions were paid to any third party in connection with the above-referenced sales. Other than the securities mentioned above, we have not issued or sold any securities.

                                    EXHIBITS
                                    --------

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number      Description
------      ---------------------------------
3.1         Articles of Incorporation (1)
3.2         Certificate of Amendment (2)
3.3         Bylaws (1)
3.4         2004 Equity Incentive Plan
3.5         Share Exchange Agreement (2)
3.6         Certificate of Correction
3.7         Rival Agreement(3)
5.1         Legal Opinion and Consent of Counsel
23.1        Consent of Independent Auditors

(1) See Form 10SB12G filed on May 15, 2001 and amended on May 24, 2001 is incorporated by reference.
(2) See Form 8K filed on February 13, 2004 and amended on April 7, 2004 and April 14, 2004.
(3)  Confidential Treatment Requested

List of subsidiaries - Unitech Energy Corp. ("UCAN"), Alberta incorporation. Does business in Canada, UCAN owns 80.95% of LogSearch, Inc. a Nevada corporation planning to operate from the State of Nevada.


                                  UNDERTAKINGS
                                 -------------

     The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Unitech pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   -----------

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada.

Unitech Energy Corp.

By: /s/ James Durward
  ---------------------------------------           Date: June 30, 2004
        James Durward, President/Treasurer

By: /s/Christopher A. Kolacy
  -------------------------------------             Date: June 30, 2004
       Christopher A. Kolacy, Secretary

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By: /s/ James Durward
  -----------------------------                     Date: June 30, 2004
        James Durward, Director

By: /s/Christopher A. Kolacy
  ------------------------------------              Date: June 30, 2004
       Christopher A. Kolacy, Director